FOR IMMEDIATE RELEASE . . . JANUARY 11, 2001

For More Information, Contact:

Mark J. Wright                               Dolores Chenoweth
Vice President & Chief Financial Officer     in.ves'com
Western Power & Equipment Corp.              (503) 469-0338
(360) 253-2346

               WESTERN POWER & EQUIPMENT ANNOUNCES THE TERMINATION
                    OF THE PROPOSED MERGER WITH E-MOBILE, INC
                    AND ITS SEARCH FOR A NEW MERGER CANDIDATE

      Vancouver, Washington -- Western Power & Equipment Corp. (NasdaqSC: WPEC) announced today the termination of the proposed merger between WPEC and e-Mobile, Inc. ("EMI"). The Board of Directors of WPEC has made a determination to terminate the merger due to changes in the marketplace's valuation of technology companies and its concern as to the potential delay in obtaining NASDAQ approval of the transaction. EMI has agreed to issue to WPEC 1,400,000 shares of its common stock as consideration for WPEC agreeing to the termination.

      EMI has retained Robert Rubin, a director of WPEC, to provide financial and business consulting services including, but not limited to, assisting EMI in arranging financing and has agreed to issue to Mr. Rubin 600,000 shares of its common stock as compensation.

      WPEC also announced that it is seeking potential alternate merger candidates in a continued effort to increase shareholder value.

      Information contained herein relating to future results and events constitute forward-looking statements. Actual results in future periods may differ materially from the forward-looking statements because of a number of risks and uncertainties, including but not limited to fluctuation in the construction, industrial, and agricultural sectors and general economic cycles; the success of the Company's equipment rental business; rental industry conditions and competitors; competitive pricing; the Company's relationship with Case and other suppliers; relations with the Company's employees; the Company's ability to manage its operating costs and to integrate acquired businesses in an effective manner; the Company's ability to scale back expenses to meet lower product demand; the continued availability of financing; governmental

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regulations and environmental matters; consummation of any future merger and asset purchase transactions; and risks associated with regional, national, and world economies. Any forward-looking statements should be considered in light of these factors.

      Western Power & Equipment Corp. sells, leases, rents, and services construction, industrial, and agricultural equipment for Case Corporation and over 30 other manufacturers. The company currently operates 21 facilities in Washington, Oregon, northern Nevada, California, and Alaska.

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